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                                                                    Exhibit 23.2

The Board of Directors
Interlott Technologies, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of Interlott Technologies, Inc. of our report dated February 26, 1999, relating to the balance sheet of Interlott Technologies, Inc. as of December 31, 1998, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Interlott Technologies, Inc.





/s/ KPMG LLP


Cincinnati, Ohio
June 15, 2000